EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement No. 33-71320 on Form N-1A of our report dated March 19, 2007, relating to the financial statements and financial highlights of Eaton Vance Municipals Trust II (the "Trust"), including Eaton Vance Florida Insured Municipals Fund, Eaton Vance Hawaii Municipals Fund and Eaton Vance Kansas Municipals Fund appearing in the Annual Report on Form N-CSR of the Trust for the year ended January 31, 2007 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Other Service Providers-Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP March 30, 2007 Boston, Massachusetts